ROCHDALE INVESTMENT TRUST
AMENDMENT TO THE ADMINISTRATION AGREEMENT

THIS AMENDMENT dated as of this 12th day of June, 2006, to the Administration Agreement, dated as of the 28th day of June, 1998, as amended September 1, 2000, (the “Agreement”), is entered by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability corporation, (“USBFS").

RECITALS

WHEREAS, the parties have entered into a Administration Agreement; and

WHEREAS, the Trust and USBFS desire to amend said Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A, the fee schedule of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ROCHDALE INVESTMENT TRUST                                                                                                          U.S. BANCORP FUND SERVICES, LLC

By: /s/ Kurt Hawkesworth                                                                                                                              By: /s/ Michael McVoy

Printed Name: Kurt Hawkesworth                                                                                                                 Printed Name: Michael McVoy

Title:CCO                                                                                                                                                           Title: Senior Vice President